Comstock Partners Funds, Inc.


June 26, 1997



Comstock Partners Funds, Inc.
10 Exchange Place, Suite 2010
Jersey City, NJ  07302-3913

	Re: 	Rule 24f-2 Notice

Ladies and Gentlemen:

We understand that Comstock Partners Funds, Inc., a Maryland corporation
(the "Company"), is about to file a Rule 24f-2 Notice with the Securities and Exchange Commission (the "Commission") pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, making definite the registration of the 52,062,453 shares, in the aggregate, of the following classes, each with a par value of $.001 per share (collectively, the "Shares"), sold during the Company's fiscal year ended April 30, 1997 pursuant to Rule 24f-2:

Class
Comstock Partners Strategy Fund Class A Common Stock
Comstock Partners Strategy Fund Class C Common Stock
Comstock Partners Strategy Fund Class O Common Stock
Comstock Partners Capital Value Fund Class A Common Stock
Comstock Partners Capital Value Fund Class B Common Stock
Comstock Partners Capital Value Fund Class C Common Stock
Comstock Partners Capital Value Fund Class R Common Stock

We have acted as Maryland counsel for the Company since its organization and are familiar with its Charter and Bylaws. We have examined the Company's Rule 24f-2 Notice and the Company's Prospectus and Statement of Additional Information with respect to the Shares included in the Company's Registration Statement on Form N-1A, as amended (the "Prospectus"), as well as the Form N-14 of the Company with respect to shares issued in a reorganization with Dreyfus Capital Value Fund, Inc. We have relied upon a certificate of an appropriate officer of the Company to the effect that the Company or its authorized agent received the requisite payment for the Shares, that the Shares were issued in accordance with the terms described in the Company's Prospectus, and that the number of the shares of each class of the Company issued and outstanding during the fiscal year ended April 30, 1997 did not at any time exceed the number of the shares of the respective class then authorized in the Company's Charter. We have also examined and relied upon such corporate records of the Company and other documents and certificates as to factual matters as we deem necessary for the purpose of this opinion.

We have assumed, without independent verification, the genuineness of signatures on, and the authenticity of, all documents furnished to us and the conformity of copies to the originals.

Based upon the foregoing, we are of the opinion that the Shares when issued were validly and legally issued and fully paid and nonassessable under the laws of the State of Maryland.

This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as the authorization and issuance of stock. It does not extend to the securities or "Blue Sky" laws of Maryland, to federal securities laws, or to other laws.

We consent to the filing of this opinion as part of the Company's Rule 24f-2 Notice. In giving this consent, we do not hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder. This opinion may not be relied upon by any other person or for any other purpose without our prior written consent.


Very truly yours,

Venable, Baetjer and Howard, LLP